Amended and Restated Appendix A to Sub-Advisory Agreement
Between North Square Investments, LLC and CSM Advisors, LLC

North Square Investments, LLC (“Adviser”) has entered into a Sub-Advisory Agreement with CSM Advisors, LLC (“Sub-Adviser”), dated as of November 2, 2020 (the “Agreement”). The Agreement is being further amended effective September 27, 2024 (“2024 Effective Date”) via this document.

Under the Agreement, Sub-Adviser is sub-advising one mutual fund (and as of the 2024 Effective Date two mutual funds (“Funds”)) which is (are) part of the Exchange Place Advisors Trust (“Trust”) (previously known as North Square Investments Trust) and are set forth on Appendix A to this document.

Appendix A to the Agreement designates the initial Fund being sub-advised by the Sub-Adviser and the sub-advisory fee for that Fund. The parties desire to amend and restate such Appendix A (“Amendment”) as set forth in the Appendix A attached to this Amendment to designate the two Funds to hereafter be sub-advised by Sub-Adviser and the amount of sub-advisory fees to be paid by Adviser to Sub-Adviser with respect to each of the two Funds.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained in the Agreement and this Amendment, the Adviser and the Sub-Adviser hereby agree as follows:

1.	Appendix A to the Agreement is hereby amended and restated to read as set forth on Appendix A attached to this Amendment.

2.	In all other respects the Agreement remains in full force and effect without change.

Acknowledged by:

North Square Investments, LLC		CSM Advisors, LLC

By:	/s/ Alan E. Molotsky	By:	/s/ Ulf Skreppen
Printed Name:	Alan E. Molotsky	Printed Name:	Ulf Skreppen
Its	General Counsel and Senior Managing Director	Its:	COO/CCO
Date:	9/23/24	Date:	9/24/24

APPENDIX A

		Trust Board
Fund	Sub-Advisory Fee	Approval Date
North Square McKee Bond Fund	0.12%	11/02/2020
North Square Core Plus Bond Fund	0.17%	9/27/2024

*	The daily net assets of each Fund shall be calculated in the same manner as described in each Fund’s prospectus.